Exhibit 99.1

887 Great Northern Way, Suite 250 Vancouver, BC Canada V5T 4T5	t 604.707.7000 f 604.707.7001
www.qltinc.com

N e w s    r el e a s e

QLT TO APPOINT GLEN IBBOTT AS INTERIM CHIEF FINANCIAL OFFICER

For Immediate Release	January 5, 2015

VANCOUVER, British Columbia (GLOBE NEWSWIRE) — QLT Inc. (Nasdaq:QLTI) (TSX:QLT) (“QLT” or the “Company”) today announced that Mr. Glen Ibbott has been appointed as the Interim Chief Financial Officer of the Company effective January 26, 2015, the resignation date of the Company’s current Chief Financial Officer. In order to efficiently transition to the role of the Interim Chief Financial Officer, Mr. Ibbott has been appointed Vice President, Finance of the Company effective today.

Mr. Ibbott has over 15 years of experience leading finance teams in globally operating public companies. Most recently, he served as Vice President, Finance for Nordion Inc., a global health science company, which, until its acquisition by Sterigenics International LLC in August 2014, was listed on both the New York Stock Exchange and the Toronto Stock Exchange. Mr. Ibbott is a Chartered Accountant and a Certified Public Accountant.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “could,” “believes,” “expects”; “hopes” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following risks, uncertainties and other factors: the effect that QLT’s announcements and actions will have on the market price of our securities; factors described in detail in QLT’s Annual Report on Form 10K, Quarterly Reports on Form 10Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.